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                                                                     Exhibit 5.1



                               WINSTON & STRAWN
                              35 West Wacker Drive
                            Chicago, Illinois 60601



                                 March 2, 1999



Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri  63167

     Re:  Registration Statement on Form S-4
          of Monsanto Company

Ladies and Gentlemen:

     We have acted as special counsel to Monsanto Company, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed on behalf of the Company with the Securities and Exchange Commission (the "Commission") relating to the Company's offer to exchange $500 million aggregate principal amount of its 5.375% Notes due 2001, $600 million aggregate principal amount of its 5.750% Notes due 2005, $200 million aggregate principal amount of its 5.875% Notes due 2008, $500 million aggregate principal amount of its 6.500% Debentures due 2018 and $700 million aggregate principal amount of its 6.600% Debentures due 2028, respectively, which have been registered under the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "Exchange Debt"), for its outstanding 5.375% Notes due 2001, 5.750% Notes due 2005, 5.875% Notes due 2008, 6.500% Debentures due 2018 and 6.600% Debentures due 2028, respectively, which were issued and sold in a transaction exempt from registration under the Securities Act (collectively, the "Outstanding Debt"), all as more fully described in the Registration Statement. The Exchange Debt will be issued under the Company's Indenture dated as of December 1, 1998 between the Company and The Bank of New York, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the prospectus (the "Prospectus") contained in the Registration Statement.

     This opinion letter is delivered in accordance with the requirements of
Item 601 (b) (5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, in the form filed with the Commission and as amended through the date hereof; (ii) the Certificate of Incorporation of the Company, as currently in effect; (iii) the By-laws of the Company, as currently in effect; (iv) the Indenture; (v) the form of the Exchange Debt; and (vi) resolutions of the Board of
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Directors of the Company relating to, among other things, the issuance and exchange of the Exchange Debt for the Outstanding Debt and the filing of the Registration Statement. We also have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The issuance and exchange of the Exchange Debt for the Outstanding Debt has been duly authorized by requisite corporate action on the part of the Company.

     2. When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Securities Act, (ii) the Exchange Debt is duly executed and authenticated in accordance with the provisions of the Indenture, and (iii) the Exchange Debt shall have been issued and delivered in exchange for the Outstanding Debt pursuant to the terms set forth in the Prospectus, the Exchange Debt will be a valid and binding obligation of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     The foregoing opinions are limited to the laws of the United States, the State of New York and the General Corporation Law of the State of Delaware. We express no opinion as to the application of the securities or blue sky laws of the various states to the issuance or exchange of the Exchange Debt.

     We hereby consent to the reference to our firm under the heading "Validity of the Exchange Debt" and in the Prospectus and to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

                                    Very truly yours,

                                    /s/ Winston & Strawn